Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Post-Effective Amendment No. 1 to the Registration Statement (No. 333-252422) of United Wholesale Mortgage, LLC of our report dated September 25, 2020, relating to our audit of the consolidated financial statements, which appear in the Annual Report on Form 10-K of United Wholesale Mortgage, LLC (fka United Shore Financial Services, LLC) for the year ended December 31, 2019. We also consent to the reference to our Firm under the caption “Experts” in the Prospectus, which is also part of this Registration Statement.

/s/ Richey, May and Co., LLP

Englewood, Colorado

March 24, 2021